Exhibit 99.1

             JACKSONVILLE BANCORP ANNOUNCES RECORD ANNUAL EARNINGS

    JACKSONVILLE, Fla., Feb. 15 /PRNewswire-FirstCall/ -- Jacksonville Bancorp, Inc. (Nasdaq: JAXB) announced today that the Company had record earnings of $2.5 million in 2006, an increase of 16% over the $2.2 million recorded in 2005. The Company earned $1.39 per diluted share, a 15% increase over the $1.21 recorded in the previous year. It was also a year of record growth as the Company grew assets $53 million.

    (Logo: http://www.newscom.com/cgi-bin/prnh/20020410/JAXBLOGO )

    Gilbert J. Pomar, III, Jacksonville Bancorp, Inc. President and CEO, stated, "We are extremely proud of the fact that we were able to grow earnings by 16% while expanding our franchise from three to five branches. Additionally, 2006 was another year of phenomenal balance sheet growth, with an average growth rate of $1 million per week."

    Total assets were $325.6 million at year-end, compared to $273.0 million at the end of 2005. Net loans increased 21% to $281.0 million as of December 31, 2006, compared to $232.0 million as of December 31, 2005. Total deposits also increased 21% to $282.6 million, compared to $234.2 million as of December 31, 2005.

    Net interest income for the year increased 20% over 2005, while net interest income for the fourth quarter of 2006 increased 12% over the same period in 2005, driven, primarily, by strong loan growth. The net interest margin was 3.81% for the year ended December 31, 2006, compared to 3.88% in 2005, primarily due to the current interest rate environment and the margin compression affecting the entire industry.

    Credit quality remains healthy, with nonperforming loans at 0.29% of loans outstanding at year-end and net charge-offs at 0.05% of average loans for the year. The allowance for loan losses as a percentage of loans was 0.92% at December 31, 2006, compared to 0.94% at the end of 2005.

    Noninterest income increased by 20% over the fourth quarter 2005 and 9% for the year ended December 31, 2005. The increase was partially due to the successful integration of a mortgage origination program in the second quarter of 2006.

    Noninterest expense for 2006 increased $1.3 million, or 20% over the prior year. During 2006, the Company fully absorbed the cost of two additional branch locations in key areas of Jacksonville, which supports the Bank's ongoing strategy to increase loan and deposit market share. Despite the absorption of these additional costs, the Company's efficiency ratio remained relatively flat at 62.49% for the year ended December 31, 2006, compared to 61.74% for the previous year.

    "Branching into the Ortega/Westside market in the first quarter of 2006 and the Southside market in the second quarter of 2006 was the right decision for our franchise. We look forward to these investments creating tremendous value in the years ahead," added Mr. Pomar.

    Jacksonville Bancorp, Inc., a bank holding company, is the parent of The Jacksonville Bank, a Florida state-chartered bank focusing on the Northeast Florida market. The Jacksonville Bank opened for business on May 28, 1999 and provides a variety of community banking services to businesses and individuals in Jacksonville, Florida. More information is available at its website at www.jaxbank.com.

    The statements contained in this press release, other than historical information, are forward-looking statements, which involve risks, assumptions and uncertainties. The risks, uncertainties and factors affecting actual results include but are not limited to: our relatively limited operating history; economic and political conditions, especially in North Florida; competitive circumstances; bank regulation, legislation, accounting principles and monetary policies; the interest rate environment; success in minimizing credit risk and nonperforming assets; and technological changes. The Company's actual results may differ significantly from the results discussed in forward-looking statements. Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. The Company does not undertake, and specifically disclaims, any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Additional information regarding risk factors can be found in the Company's filings with the Securities and Exchange Commission.

                           JACKSONVILLE BANCORP, INC.
                                 (Unaudited)
                  (Dollars in thousands except per share data)

                                   Three           Three           Twelve          Twelve
                                   Months          Months          Months          Months
                                   Ended           Ended           Ended           Ended
                                December 31,    December 31,    December 31,    December 31,
                                    2006            2005            2006            2005
                                ------------    ------------    ------------    ------------
Earnings Summary
----------------
Total interest income           $      6,024    $      4,578    $     22,017    $     15,748
Total interest expense                 3,117           1,972          10,945           6,529
                                ------------    ------------    ------------    ------------
  Net interest income                  2,907           2,606          11,072           9,219
Provision for loan losses                140             112             546             481
                                ------------    ------------    ------------    ------------
  Net interest income
   after provision for
   loan losses                         2,767           2,494          10,526           8,738
Noninterest income                       270             225           1,047             964
Noninterest expense                    2,006           1,649           7,573           6,287
                                ------------    ------------    ------------    ------------
  Income before income tax             1,031           1,070           4,000           3,415
Income tax provision                     382             383           1,477           1,242
                                ------------    ------------    ------------    ------------
  Net income                    $        649    $        687    $      2,523    $      2,173
                                ============    ============    ============    ============

Summary Average Balance Sheet
-----------------------------
Loans, gross                    $    278,640    $    227,747    $    260,318    $    211,456
Securities                            26,451          24,553          26,025          24,034
Other earning assets                   2,448           2,395           4,579           2,183
                                ------------    ------------    ------------    ------------
  Total earning assets               307,539         254,695         290,922         237,673
Other assets                          13,859          12,352          13,662          10,493
                                ------------    ------------    ------------    ------------
  Total assets                  $    321,398    $    267,047    $    304,584    $    248,166
                                ============    ============    ============    ============
Interest bearing
 liabilities                    $    264,961    $    204,671    $    247,868    $    194,289
Other liabilities                     33,879          42,958          35,558          35,281
Shareholders' equity                  22,558          19,418          21,158          18,596
                                ------------    ------------    ------------    ------------
  Total liabilities and
   shareholders' equity         $    321,398    $    267,047    $    304,584    $    248,166
                                ============    ============    ============    ============

Per Share Data
--------------
Basic earnings per share        $       0.37    $       0.41    $       1.46    $       1.27
Diluted earnings per share      $       0.36    $       0.38    $       1.39    $       1.21
Book value per basic share
 at end of period               $      13.28    $      11.57    $      13.28    $      11.57
Basic weighted average
 shares outstanding                1,739,364       1,713,645       1,726,350       1,711,148
Diluted weighted average
 shares outstanding                1,821,247       1,805,658       1,812,890       1,799,674
Total shares outstanding
 at end of period                  1,741,688       1,714,716       1,741,688       1,714,716
Closing market price
 per share                      $      33.10    $      33.15    $      33.10    $      33.15

Selected Ratios
---------------
Return on average assets                0.80%           1.02%           0.83%           0.88%
Return on average equity               11.41%          14.04%          11.92%          11.69%
Average equity to
 average assets                         7.02%           7.27%           6.95%           7.49%
Interest rate spread                    3.10%           3.31%           3.15%           3.27%
Net interest margin                     3.75%           4.06%           3.81%           3.88%
Allowance for loan losses as
 a percentage of total loans            0.92%           0.94%           0.92%           0.94%
Net charged off loans as a
 percentage of average loans            0.05%           0.03%           0.05%           0.06%
Efficiency Ratio                       63.14%          58.25%          62.49%          61.74%

                                   December 31,
                            ---------------------------
Summary Balance Sheet           2006           2005
-------------------------   ------------   ------------
Cash and cash equivalents   $      4,478   $      4,767
Securities                        26,109         24,261
Loans, net                       281,006        232,031
All other assets                  13,982         11,985
                            ------------   ------------
  Total assets              $    325,575   $    273,044
                            ============   ============
Deposit accounts            $    282,626   $    234,211
All other liabilities             19,811         18,987
Shareholders' equity              23,138         19,846
                            ------------   ------------
  Total liabilities and
   shareholders' equity     $    325,575   $    273,044
                            ============   ============

SOURCE  Jacksonville Bancorp, Inc.
    -0-                             02/15/2007
    /CONTACT: Valerie Kendall of Jacksonville Bancorp, Inc., +1-904-421-3051/ /Photo: NewsCom: http://www.newscom.com/cgi-bin/prnh/20070215/CLTH195
              AP Archive:  http://photoarchive.ap.org
              PRN Photo Desk, photodesk@prnewswire.com/
    /Web site:  http://www.jaxbank.com/
    (JAXB)